Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511

Tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election
PITTSBURGH, November 14, 2016 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its recent election. The election included two member director positions for Pennsylvania and two independent director positions. Two new Pennsylvania member directors were elected and two incumbent independent directors were elected. All four will serve four-year terms beginning January 1, 2017.

Pennsylvania Member Directors – The new directors are Brendan J. McGill, President and Chief Operating Officer of Harleysville Savings Bank in Harleysville, Pa., and James R. Biery, Director at DNB First, NA in Downingtown, Pa.

Mr. McGill serves as President and Chief Operating Officer of Harleysville Savings Financial Corporation in addition to his role at Harleysville Savings Bank. He joined Harleysville Savings Bank in 1999 as Senior Vice President, Chief Financial Officer and Treasurer and has earned additional responsibilities and titles. In January 2014, he was elected as a director of the Bank and the Company, and later that year assumed the role of President and Chief Operating Officer. Mr. McGill is active in the community, currently serving on the boards of the Pennsylvania Association of Community Bankers (PACB), the Financial Managers Association of Philadelphia, Spruce Lake Retreat and its executive and finance committees, and North Penn United Way. Mr. McGill holds a Bachelor of Science degree in Accounting from LaSalle University.

Mr. Biery is retired from the Pennsylvania Bankers Association (PBA) after 38 years in various capacities, including 22 years as Chief Executive Officer. In addition to his directorship at FHLBank member DNB First NA and DNB First Corp., Mr. Biery currently serves as Chairman of the Pennsylvania Banking and Securities Commission, Trustee of the Public School Employee Retirement System, and Treasurer and Partner of Tri-County Investors. He holds the degrees Master of Government Administration from the Fels Institute of Public Policy at the Wharton Graduate School, University of Pennsylvania, and Bachelor of Science from Lebanon Valley College.

Independent Directors – FHLBank’s members elected two incumbent directors to nonmember independent director positions: Patrick A. Bond, Founding General Partner of Mountaineer Capital, LP in Charleston, W.Va. and Brian A. Hudson, Executive Director and CEO, Pennsylvania Housing Finance Agency (PHFA) in Harrisburg, Pa. Mr. Bond serves as Chair of the Board of FHLBank Pittsburgh and Mr. Hudson chairs the Audit Committee of the Board.

In addition to the results of the election, FHLBank Pittsburgh is announcing that Thomas H. Murphy, Vice President of Information Technology and Chief Information Officer of the University of Pennsylvania has been selected, effective November 14, 2016, by the Bank’s Board of Directors to fill the unexpired term ending December 31, 2017 of former Independent Director Angela J. Yochem. Mr. Murphy was named Penn’s first ever University CIO in 2013 and is responsible for Penn’s central IT organization. Mr. Murphy’s experience includes CIO positions at a number of organizations including DaVita Healthcare Partners in Denver, AmerisourceBergen Corp. in Valley Forge, Pa., and Royal Caribbean Cruises, Ltd. in Miami. He holds a Bachelor of Arts degree from the University of Richmond.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors – In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2017 includes the following members: John K. Darr; Pamela C. Asbury; Glenn R. Brooks; Rev. Luis A. Cortés, Jr.; Pamela H. Godwin; William C. Marsh; Charlotte B. McLaughlin; Lynda A. Messick; Charles J. Nugent; Gerald P. Plush; James R. Reske and Bradford E. Ritchie.

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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